Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2020 Fourth Quarter and Year End Financial Results

Company to Host Conference Call at 8:30 AM ET on Wednesday, February 24, 2021

Birmingham, MI, February 23, 2021 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 13.7% to $28.9 million
•	Commercial Lines gross written premium increased 13.3% to $26.4 million
•	Personal Lines gross written premium increased 18.5% to $2.4 million
•	Net income of $3.3 million, or $0.34 per share, based on 9.7 million average shares outstanding

Year End 2020 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 9.3% to $111.3 million
•	Net income of $595,000, or $0.06 per share, based on 9.6 million average shares outstanding
•	Book value per share of $4.59 as of December 31, 2020

Management Comments

James Petcoff, Chairman and CEO, commented, “Despite the pandemic-driven unpredictability in 2020, we were able to close out the year on a positive note, growing gross written premiums by 9% for the year and just under 14% for the fourth quarter. This growth was achieved through a balanced mix of rate and market share expansion in both the commercial and personal lines segments.  Overall, our book value improved year over year to $4.59 at December 31, 2020.”

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February 23, 2021

2020 Fourth Quarter Financial Results Overview

At and for the Three Months Ended December 31,			At and for the Year Ended December 31,		
	2020	2019	% Change	2020	2019	% Change
	(dollars in thousands, except share and per share amounts)					
Gross written premiums	$ 28,865	$ 25,391	13.7%	$ 111,335	$ 101,853	9.3%
Net written premiums	23,781	22,162	7.3%	92,940	87,724	5.9%
Net earned premiums	23,101	23,278	-0.8%	89,103	89,089	0.0%
Net investment income	563	860	-34.5%	3,156	4,031	-21.7%
Net realized investment gains	3,637	72	**	8,126	1,196	**
Change in fair value of equity investments	2,094	288	**	228	(427)	
Other gains	-	-	**	260	-	**
Net income (loss)	3,274	(3,028)	**	595	(7,822)	**
Net income (loss) per share, diluted	$ 0.34	$ (0.32)		$ 0.06	$ (0.88)	
Adjusted operating income (loss)*	(2,457)	(3,394)	**	(8,019)	(15,092)	**
Adjusted operating income (loss) per share, diluted*	$ (0.26)	$ (0.35)	**	$ (0.83)	$ (1.69)	**
Book value per common share outstanding	$ 4.59	$ 4.45		$ 4.59	$ 4.45	
Weighted average shares outstanding, basic and diluted	9,680,521	9,591,387		9,625,059	8,880,107	
Underwriting ratios:						
Loss ratio (1)	66.7%	68.6%		62.8%	66.8%	
Expense ratio (2)	43.9%	44.3%		45.6%	44.0%	
Combined ratio (3)	110.6%	112.9%		108.4%	110.8%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2020 Fourth Quarter Premiums

Gross Written Premiums

Gross written premiums increased 13.7% in the fourth quarter of 2020 to $28.9 million, compared to $25.4 million in the prior year period. The increase was achieved through a combination of rate increases and growth of policies-in-force, specifically in the Company’s specialty commercial markets. The overall premium increase was supplemented by continued growth in the Company’s personal lines, driven by its low-value dwelling line of business.

Net Earned Premiums

Net earned premiums decreased 0.8% to $23.1 million for the fourth quarter of 2020, compared to $23.3 million for the prior year period. This was mainly due to slightly higher reinsurance costs. The Company expects net earned premiums to increase throughout 2021 as the growth in gross written premiums achieved in the second half of 2020 are earned ratably in the coming year.

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February 23, 2021

Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 91.5% of total gross written premium in the fourth quarter of 2020, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium increased 13.3% in the fourth quarter of 2020 to $26.4 million, as the Company continues to shift its mix towards more profitable specialty lines.

The Commercial lines combined ratio was 111.3% for the three months ended December 31, 2020, compared to 111.3% in the prior year period.  The loss ratio was 67.2% for the three months ended December 31, 2020, compared with 67.7% in the prior year period while the expense ratio was 44.1% in the current year period, compared with 43.6% during the prior year period.

Commercial lines accident year combined ratio was 93.2% for the quarter.

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February 23, 2021

Personal Lines Financial and Operational Review

Personal lines, representing 8.5% of total gross written premium for the fourth quarter of 2020, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 18.5% to $2.4 million in the fourth quarter of 2020 compared to the prior year period, led by growth in the Company’s low-value dwelling line of business in Texas.

Personal lines combined ratio was 103.3% for the three months ended December 31, 2020, compared to 132.5% in the prior year period. Personal lines loss ratio improved considerably to 61.0%, compared to 80.5% in the prior year period, largely driven by significantly lower losses from the low-value dwelling line of business.

For the full year 2020, the personal lines combined ratio was 88.8% compared to 176.1% in the prior year period.

The personal lines accident year combined ratio was 90.1% for the quarter.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 110.6% for the quarter ended December 31, 2020, compared to 112.9% for the same period in 2019. The combined ratio was 108.4% for the twelve months ended December 31, 2020, compared to 110.8% for the same period in 2019.  The Company’s accident year combined ratio for the quarter ended December 31, 2020 was 92.9%, compared to 98.1% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $15.5 million for the three months ended December 31, 2020, compared to $16.0 million in the prior year period. This resulted in a loss ratio of 66.7%, compared to 68.6% in the prior year period.

Expense Ratio:

The expense ratio was 43.9% for the fourth quarter of 2020, compared to 44.3% in the prior year period.

Net Investment Income

Net investment income was $563,000 during the quarter ended December 31, 2020, compared to $860,000 in the prior year period. Net realized investment gains during the fourth quarter were $3.6 million, compared to net realized investment gains of $72,000 in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a gain from the change in fair value of equity investments of $2.1 million, compared to a gain of $288,000 in the prior year period.

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Net Income (Loss)

In the fourth quarter of 2020, the Company reported net income of $3.3 million, or $0.34 per share, compared to a net loss of $3.0 million, or $0.32 per share, in the prior year period.

Adjusted Operating Income (Loss)

In the fourth quarter of 2020, the Company reported an adjusted operating loss of $2.5 million, or $0.26 per share, compared to an adjusted operating loss of $3.4 million, or $0.35 per share, for the same period in 2019. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Wednesday, February 24, 2021 at 8:30 a.m. ET to discuss results for the fourth quarter and year ended December 31, 2020.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its operating subsidiaries, Conifer offers customized coverage solutions tailored to the needs of our specialty niche insureds.  Across all 50 states, we utilize a multi-channel distribution approach, but largely market through independent agents. Conifer is traded on the Nasdaq Global Market (Nasdaq: CNFR), and additional information is available on the Company’s website at www.CNFRH.com.

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February 23, 2021

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding after-tax net realized investment gains and losses, excluding the tax effect of changes in unrealized gains and losses, excluding the after-tax change in fair value of equity securities, and including the net change in deferred gain on losses ceded to the Adverse Development Cover (ADC). We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
	(dollar in thousands, except share and per share amounts)			
Net income (loss)	$ 3,274	$ (3,028)	$ 595	$ (7,822)
Less:				
Net realized investment gains and other gains, net of tax	3,637	72	8,386	1,196
Tax effect of unrealized gains and losses on investments	-	6	-	824
Change in fair value of equity securities, net of tax	2,094	288	228	(427)
Net (increase) decrease in deferred gain on losses ceded to ADC, net of tax	-	-	-	5,677
Adjusted operating income (loss)	$ (2,457)	$ (3,394)	$ (8,019)	$ (15,092)
Weighted average common shares, diluted	9,680,521	9,591,387	9,625,059	8,880,107
Diluted income (loss) per common share:				
Net income (loss)	$ 0.34	$ (0.32)	$ 0.06	$ (0.88)
Less:				
Net realized investment gains and other gains, net of tax	0.38	-	0.87	0.13
Tax effect of unrealized gains and losses on investments	-	-	-	0.09
Change in fair value of equity securities, net of tax	0.22	0.03	0.02	(0.05)
Net (increase) decrease in deferred gain on losses ceded to ADC, net of tax	-	-	-	0.64
Adjusted operating income (loss), per share	$ (0.26)	$ (0.35)	$ (0.83)	$ (1.69)

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 12, 2020 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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